Exhibit A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-17031 of Rockwell Automation, Inc. on Form S-8 of our report dated June 23, 2006, appearing in this Annual Report on Form 11-K of the Rockwell Automation Retirement Savings Plan for Hourly Employees for the year ended December 31, 2005.
Deloitte & Touche LLP
Milwaukee, Wisconsin
June 23, 2006